Exhibit 99.1

4Front Ventures Reports Third Quarter 2022 Financial Results

Generates $37.3 million in Q3 2022 Systemwide Pro Forma Revenue, representing a 9% increase from Q2 2022 and 13% from Q3 2021

Q3 2022 Adjusted EBITDA of $9.3 million, an increase of 2% from Q2 2022 and an increase of 24% from Q3 2021

 Quarterly performance highlighted by revenue and margin growth in cornerstone market of Massachusetts

Expecting operating cash flow positive as of December 2022

Conference call to be held today, November 14, 2022, at 5:00 p.m. ET

PHOENIX, Ariz., Nov. 14, 2022 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its financial results for the third quarter ended September 30, 2022 ("Q3 2022"). All financial information is presented in U.S. dollars unless otherwise indicated.

Q3 2022 Highlights

  Systemwide Pro Forma Revenue totaled $37.3 million representing a 9% increase from the second quarter of 2022 ("Q2 2022") and 13% from the third quarter of 2021 ("Q3 2021")
  GAAP revenue increased 25% year-over-year to $32.5 million
  Adjusted EBITDA increased 24% year-over-year to $9.3 million
  Posted record net sales in Massachusetts, while expanding market share with the launch of four new brands
  Expecting positive operational cash flow by December 2022 as a result of continued operational improvements through fiscal 2022

Systemwide Pro Forma Revenue and Adjusted EBITDA are Non-GAAP measures. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

Management Commentary

Leo Gontmakher, Chief Executive Officer of 4Front, said: "Over the last twelve months, we have remained focused on executing our winning strategy of replicating operational excellence. Owing to our success in Washington, we have strongly positioned 4Front across our footprint in what we believe to be the best value creation opportunity in the supply chain – as a low-cost, high-quality supplier of cannabis consumer packaged goods."

"Our growth in Massachusetts in the third quarter is a clear example of our strategy coming to fruition, as we capitalized on our low-cost production methodologies to improve the quality of our grow and drive sales volumes across all product categories. This translated into a doubling of the amount of flower we sold quarter-over-quarter, which also provided an added boost to our market share in Massachusetts. Our operations in California and Illinois are also shaping up to be significant growth markets for us heading into the new year. In California, we are seeing continued market share improvements as our customer pipeline grows and existing partnerships expand, and in Illinois, we are focused on increasing our retail footprint as we complete our cultivation expansion at our facility in Matteson."

"Our products and brands are also having a banner year. We launched four new brands in Massachusetts, including Island which has performed exceptionally well among consumers, prompting us to expand our offering to include prerolls and infused prerolls which are expected to launch in the fourth quarter. Additionally, in California, we expanded the Island offering with the launch of Mini Infused Prerolls, which has strengthened our competitiveness in the infused category in this market. We believe the Island line of products will be a solid growth driver for us over the next twelve months."

"Finally, the growth we have fostered over the past year through our unmatched efficiencies and savings has resulted in our expected ability to return to positive operational cash flow by the end of the year. 4Front is an outlier thanks to the automation and scale of our manufacturing facilities and the depth of our product offering, and we believe we have created one of the most nimble and diverse platforms in the industry. I am incredibly proud of our team and what we have built over the last year, and I look forward to continuing the momentum into 2023 with our strong pathway toward sustained growth."

Q3 2022 Operational Highlights

  Posted record net sales growth in 4Front's cornerstone market of Massachusetts, with a near 40% increase in market share from January 2021 and hitting an all-time high in the mid-single digits in Q3 2022. Additionally, the Company significantly grew sales volumes across all categories, including flower, vapes, and edibles. Sequentially, flower volume increased by over 65%, resulting in a quarter-over-quarter increase of approximately 101% in flower sold in Massachusetts in Q3 2022. Further, 4Front realized an approximate 71% increase in wholesale customers from Q2 2022 to Q3 2022.
  Launched four new brands in Massachusetts, including premier California cannabis brand Island, following 4Front's acquisition of Island Cannabis Co. in April 2022. The Company unveiled 11 new strains of Island packaged flower, produced exclusively for the Commonwealth at its state-of-the-art facilities. As a result of the early success of the initial launch of Island, the Company plans to introduce pre-rolls and infused pre-rolls in Massachusetts in the fourth quarter of 2022 ("Q4 2022").
  Unveiled National Breast Cancer Awareness Month Campaign for the month of October in partnership with the Pink Gene Foundation and donated $1 from each of 4Front's Pink Gene-marked cannabis products sold at the Company's Mission dispensary retail locations and hundreds of retail locations across California, Illinois, Massachusetts, and Washington. The proceeds raised from this partnership went toward helping women be proactive in the fight against breast cancer by providing education and resources and supporting research.
  On track to substantially complete construction of 4Front's Matteson, Illinois cultivation and production facility in Q4 2022 with operations expected to commence in the third quarter of 2023. In the event 4Front can expedite access to full facility power, operations could commence as early as the second quarter of 2023.
  Expecting positive operational cash flow as of December 2022, as a result of operational success and increased financial discipline.

Subsequent Events

  Added Bloom Farms and Bloom Farms Wellness brands (collectively, "Bloom Farms"), to 4Front's growing portfolio in California. Bloom Farms' cannabis products include vapes and concentrates, while its wellness line offers a hemp-derived selection of vapes, tinctures, and topicals. The Company will leverage its active partnerships with leading retailers and distributors to further expand availability of the Bloom Farms product offering in California and beyond.
  Rolled-out Island Mini Infused Prerolls in California in November, further expanding the Company's product offering in the state. Made in small batches, each 10-pack features single strain, all-natural flower infused with highly potent THCA diamonds, available in six premium launch strains, including: Purple Fritter; Alien OG; Papaya Rosé; White Runtz; Blue Dream; and Black Jack. The Island Mini Infused Prerolls are available for purchase at leading dispensaries across California and via delivery through Eaze, the nation's largest cannabis delivery marketplace.

Q3 2022 Financial Overview

Systemwide Pro Forma Revenue for Q3 2022 was $37.3 million, up 9% from Q2 2022 and 13% from Q3 2021. GAAP revenue for Q3 2022 was $32.5 million, up 14% from Q2 2022 and up 25% from Q3 2021. This increase is primarily due to increased revenue in the Company's wholesale revenue as it ramps those portions of its business in California, Illinois, and Massachusetts.

Adjusted EBITDA for Q3 2022 was $9.3 million, up 24% from Q3 2021, representing an Adjusted EBITDA margin of 25%. Continued growth of Adjusted EBITDA and margins is expected to persist through 2023 as the Company's operations drive increased production and higher sales volumes without material increases to overhead.

As of September 30, 2022, the Company had $5.3 million of cash and $49.5 million of related-party long-term debt not due until May 2024. The Company anticipates an additional $8 to $10 million in non-dilutive cash to be added to the balance sheet before the end of 2022. As of November 14, 2022, the Company has 640,386,686 subordinate voting shares outstanding.

Conference Call

The Company will host a conference call and webcast today, Monday, November 14, 2022, at 5:00 p.m. ET to review its financial and operating results and provide an update on current business trends.

Date:	Monday, November 14, 2022

Time:	5:00 p.m. Eastern Time

Webcast:	Register

Dial-in:	1-888-664-6392 (North America Toll-Free)

The conference call will be available for replay by phone until November 28, 2022 at 1-888-390-0541, replay code: 960140#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front's Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator who owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

Financial Statements

4FRONT VENTURES CORP.
Formerly 4Front Holdings, LLC
Consolidated Balance Sheets
As of September 30, 2022 and December 31, 2021
(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$5,286	$22,581
Accounts receivable, net	8,722	1,946
Other receivables	20	289
Current portion of lease receivables	3,765	3,630
Inventory	30,936	20,087
Current portion of notes receivable	—	109
Prepaid expenses and other assets	2,392	2,232
Total current assets	51,121	50,874
Property, plant, and equipment, net	58,697	42,633
Lease receivables	5,942	6,748
Intangible assets, net	54,452	26,246
Goodwill	41,393	23,155
Right-of-use assets	103,229	100,519
Deposits	5,165	5,364
TOTAL ASSETS	$319,999	$255,539
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$11,303	$2,131
Accrued expenses and other current liabilities	11,620	9,411
Taxes payable	32,805	23,968
Derivative liability	8	3,502
Current portion of contract liabilities	653	—
Current portion of convertible notes	—	2,784
Current portion of lease liability	3,428	3,629
Current portion of notes payable and accrued interest	9,299	3,413
Total current liabilities	69,116	48,838
Convertible notes	15,513	14,641
Notes payable and accrued interest from related party	49,422	48,266
Long term notes payable	10,279	1,709
Long term accounts payable	1,200	1,200
Contract liabilities	2,000	—
Contingent consideration payable	—	2,393
Construction finance liability	16,000	—
Deferred tax liability	6,884	7,849
Lease liability	100,322	93,111
TOTAL LIABILITIES	270,736	218,007
SHAREHOLDERS' EQUITY
Equity attributable to 4Front Ventures Corp.	304,602	274,120
Additional paid-in capital	54,487	52,197
Deficit	(309,913)	(288,857)
Non-controlling interest	87	72
TOTAL SHAREHOLDERS' EQUITY	49,263	37,532
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$319,999	$255,539

4FRONT VENTURES CORP.
Formerly 4Front Holdings, LLC
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2022 and 2021
(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE
Revenue from sale of goods	$29,067	$23,126	$77,638	$67,658
Real estate income	3,407	2,815	9,323	8,374
Total revenues	32,474	25,941	86,961	76,032
Cost of goods sold	(17,427)	(10,269)	(46,144)	(30,210)
Gross profit	15,047	15,672	40,817	45,822
OPERATING EXPENSES
Selling and marketing expenses	5,462	5,992	16,955	17,863
General and administrative expenses	7,126	7,170	21,336	17,418
Depreciation and amortization	1,020	831	2,990	2,466
Transaction and restructuring related expenses	60	—	2,069	—
Equity based compensation	862	2,603	2,290	7,978
Total operating expenses	14,530	16,596	45,640	45,725
Income (loss) from operations	517	(924)	(4,823)	97
Other income (expense)
Interest income	6	2	8	13
Interest expense	(4,157)	(2,532)	(10,195)	(7,894)
Amortization of loan discount upon conversion of debt to equity	—	—	—	(2,915)
Change in fair value of derivative liability	420	3,345	3,494	502
Gain on contingent consideration payable	—	—	2,393	—
Loss on litigation settlement	(250)	—	(250)	—
Loss on lease termination	—	—	—	(1,210)
Other	(1,815)	56	(1,866)	56
Total other income (expense), net	(5,796)	871	(6,416)	(11,448)
Net loss before income taxes	(5,279)	(53)	(11,239)	(11,351)
Income tax expense	(3,322)	(4,541)	(9,802)	(10,545)
Net loss	(8,601)	(4,594)	(21,041)	(21,896)
Net income attributable to non-controlling interest	5	5	15	15
Net loss attributable to shareholders	$(8,606)	$(4,599)	$(21,056)	$(21,911)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Weighted average number of shares outstanding, basic and diluted	639,624,851	592,631,092	632,048,250	590,084,188

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures such as Systemwide Pro Forma Revenue and Adjusted EBITDA. These measures do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. 4Front defines Systemwide Pro Forma Revenue as total revenue plus revenue from entities with which the Company has a consulting contract, or effectively similar relationship (net of any consulting fee or effectively similar revenue) but does not consolidate the financial results of per U.S. GAAP ASC 810. 4Front considers this measure to be an appropriate indicator of the growth and scope of the business.

Adjusted EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization less share-based compensation expense and one-time charges related to acquisition, financing related costs, and other non-recurring expenses. 4Front considers these measures to be an important indicator of the financial strength and performance of our business.

Systemwide Pro Forma Revenue Reconciliation for the Three Months Ended September 30, 2022
($ in 000's)

Revenue (GAAP)	$32,474
Less: Managed Asset Income	3,873
Plus: Systemwide Revenue Adjustment	8,734
Systemwide Pro Forma Revenue (non-GAAP)	$37,335

Forward Looking Statements

Statements in this news release that are forward looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front Ventures' periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions, are forward-looking statements.

Forward looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front Ventures, statements regarding when or if transactions will close or if and when required conditions to closing are attained, the completion of construction projects, the Company's ability to increase revenue and market share and become cash-flow positive, the impact of transactions on the business of 4Front, and other statements regarding future developments of the business. Although 4Front Ventures has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward looking statements, there can be other factors that cause results, performance, or achievements not to be as anticipated, estimated, or intended, including but not limited to closing conditions, regulatory and permitting approvals, changes in laws or enforcement of existing laws, limited operating history, reliance on management, requirements for additional financing, competition, limits on market growth and state adoption due to inconsistent public opinion and perception of the medical-use and adult-use marijuana industry, and political change.

There can be no assurance that such information will prove to be accurate or that management's expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward looking statements may differ materially from actual results or events.

Accordingly, readers should not place undue reliance on forward looking statements. The forward looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law, and 4Front does not assume any liability for disclosure relating to any other company mentioned herein.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com; 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts, Ellen Mellody, MATTIO Communications, ellen@mattio.com, 570 209 2947

CO: 4Front Ventures Corp.

CNW 16:30e 14-NOV-22